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                               Verizon Hawaii Inc.

                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                   Three Months Ended
(Dollars in Millions)                                                March 31, 2002
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
Income before provision for income taxes                                       $ 27.9
Equity in loss from affiliate                                                      .1
Interest expense                                                                  8.6
Portion of rent expense representing interest                                     1.7
Amortization of capitalized interest                                               .1
                                                                ----------------------
Earnings, as adjusted                                                          $ 38.4
                                                                ======================
Fixed charges:
Interest expense                                                               $  8.6
Portion of rent expense representing interest                                     1.7
Capitalized interest                                                               .1
                                                                ----------------------
Fixed Charges                                                                  $ 10.4
                                                                ======================
Ratio of Earnings to Fixed Charges                                               3.69
                                                                ======================
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